October 28, 2005


Mail Stop 4561

VIA U.S. MAIL AND FAX (805) 981-8663

Ms. Wendy L. Simpson
Chief Financial Officer
LTC Properties, Inc.
22917 Pacific Coast Highway, Suite 350
Malibu, CA  90265

      Re:	LTC Properties, Inc.
      Form 10-K for the year ended December 31, 2004
      Filed February 28, 2005
      File No. 001-11314

Dear Ms. Simpson:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



      Steven Jacobs
      Accounting Branch Chief


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Ms. Wendy L. Simpson
LTC Properties, Inc.
October 11, 2005
Page 1